Exhibit 10.10

Cue Health Inc.

Director Compensation Policy

Effective upon the effective date (the “Effective Date”) of the registration statement on Form S-1 for the initial public offering (“IPO”) of Cue Health Inc. (the “Company”), the Company’s non-employee directors shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non- employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	1 Base	2 Incremental–Non- Executive Board Chair or Committee Chair	3 Incremental – Non-Chair Committee Members
Board of Directors	$50,000	$45,000	—
Audit Committee	—	$20,000	$8,000
Compensation Committee	—	$12,000	$5,000
Nominating and Corporate Governance Committee	—	$10,000	$4,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position.

Equity Compensation

Initial Grants. Upon initial election to our Board, with respect to each non-employee director who is elected to our Board after the Effective Date, such non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of restricted stock units with a value of $300,000. The initial award will vest as to 34% of the shares of our common stock underlying the award on the first anniversary of the grant date and an additional 33% of the shares of our common stock underlying the award at the end of each successive 12-month period following the first anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director's continued service as a director. The vesting of the initial award shall accelerate in full upon a change in control of the Company. Each non-employee director who is elected to our Board between June 23, 2021 and the commencement of trading of shares of our common stock on the Nasdaq Stock Market following the effectiveness of the IPO shall be entitled to receive an initial grant in connection with such election, on the same terms and conditions set forth in this paragraph, provided that such grant shall be made, automatically and without the need for any further action by the Board, on the later of (i) the effective time of such director’s election to our Board and (ii) immediately prior to and contingent upon the commencement of trading of shares of our common stock on the Nasdaq Stock Market.

Annual Grants. On the date of each annual meeting of our stockholders after the Effective Date, each non-employee director who is serving as a member of our Board will be granted, automatically and without the need for any further action by the Board, an equity award of restricted stock units with a value of $190,000. The annual award shall vest with respect to 100% of the shares of our common stock underlying the award on the first anniversary of the grant date, subject to the non-employee director’s continued service as a director (unless otherwise provided at the time of grant). The vesting of the annual award shall accelerate in full upon a change in control of the Company.

The number of restricted stock units subject to an initial grant or an annual grant of restricted stock units granted to our non-employee directors to achieve the respective values of such grants will be determined in a manner consistent with our then-current practice for determining the number of restricted stock units granted to our employees.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2021 Stock Incentive Plan, or any successor plan, and the terms of the restricted stock unit agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable travel and other expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.